Exhibit 99.1

California Pizza Kitchen, Inc. Reports Preliminary Third Quarter 2009 Results; Increases Earnings Guidance to $0.22-$0.24 from $0.19-$0.21 Per Diluted Share

LOS ANGELES--(BUSINESS WIRE)--October 7, 2009--California Pizza Kitchen, Inc. (Nasdaq: CPKI) announced today that revenues decreased 5.3% to $164.8 million for the third quarter ended September 27, 2009 versus $174.0 million in the third quarter ended September 28, 2008. Full service comparable restaurant sales decreased approximately 8.0% compared to a 2.4% decrease in the third quarter last year.

During its August 6, 2009 conference call, the Company forecasted comparable restaurant sales of negative 6.5% to negative 7.5% and third quarter earnings in the range of $0.19-$0.21 per diluted share. Based on third quarter results, the Company’s continued focus on operating efficiencies, and a reduced tax rate which provided an estimated benefit of approximately $0.01 for the quarter, management is increasing its earnings guidance range to $0.22-$0.24 per diluted share.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, “While comparable restaurant sales were slightly below our previous estimates, we are pleased to revise our earnings guidance upwards which underscores the progress we’ve made in driving sustainable operating efficiencies. Most importantly, we’ve spent much of the third quarter testing and refining sales building initiatives such as our sales productivity report, take-out call center, catering and an expanded wine program. These initiatives are rolling out company-wide in the fourth quarter and unlike broad discounting, which we believe ultimately diminishes brand equity, we plan to grow the business and maximize shareholder value by maintaining a longer term perspective.”

During the third quarter, the Company added one full service restaurant in Cherry Hill, New Jersey. In addition, one of the Company's franchise partners launched the first California Pizza Kitchen on a college campus, opening a fast-casual location at Hofstra University in Hempstead, New York.

The Company also reduced its outstanding debt by an additional $13.0 million during the third quarter totaling a $37.0 million reduction for the year and resulting in a quarter end debt balance of $37.0 million.

The Company intends to release its third quarter earnings on November 5, 2009 at approximately 4:00 pm ET with a conference call to follow on the same day at approximately 4:30 pm ET. A webcast of the conference call will be accessible at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $14.30. As of October 7, 2009 the Company operates, licenses or franchises 255 locations, of which 208 are company-owned and 47 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a variety of California Pizza Kitchen premium frozen products.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," “guidance” and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are deteriorating economic conditions, revenue from third party licensees and franchisees, changing consumer preferences and demands, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our exposure to the California market and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
media, Sarah Grover
investors, Sue Collyns
310-342-5000